Exhibit 10.1
May 11, 2022
Personal and Confidential
Jorge M. Gomez
[***]
[***], NC 28207

Re:    Executive Separation Agreement and Release
To be signed and returned no later than May 18, 2022

Dear Jorge:
Following up on discussions yesterday, this letter confirms the ending of your employment with Moderna (ModernaTx, Inc. or, alternatively, one of its US-based subsidiaries to which you may be assigned, hereafter “Moderna” or the “Company”) effective May 10, 2022 (the “Separation Date”).

We wish to make this transition as smooth as possible. To that end, this letter proposes a separation agreement between you and the Company (the “Agreement”). Regardless of whether you timely sign and return this Agreement, the following bulleted terms shall apply:

•On the next regularly scheduled payday following the Separation Date, the Company shall pay you for all earned compensation plus any unused vacation time accrued through the Separation Date.
•Your eligibility to participate in the Company’s health, dental, and vision plans will cease on the last day of the month in which the Separation Date occurs. You may elect to continue your health, dental and vision benefits under the federal COBRA law. You will be notified by separate notice of your rights under COBRA.
•Your eligibility to participate in the Company’s other employee benefit plans and programs will end on the Separation Date. You are not eligible to receive any bonus or other forms of incentive compensation with respect to working for the Company during fiscal year 2022 or thereafter.
•You are obligated, to the maximum extent permitted by applicable law, to comply with each of the obligations outlined in your Employee Confidentiality, Assignment, Nonsolicitation, and Noncompetition Agreement which you signed on April 6, 2021 (the “Restrictive Covenants Agreement”), a copy of which is being provided to you with this Agreement.
You will be entitled to the Severance Benefits described in Section 1 below provided you timely enter into, do not timely revoke, and comply with all the terms of this Agreement. If you enter into this Agreement, you acknowledge that you are doing so voluntarily. You understand that by entering into this Agreement, the Company is not admitting in any way that it violated any legal obligation to you or any other person.
With those understandings, you and the Company agree as follows:
1.Severance Benefits. Subject to the terms and conditions of this Agreement as well as those of the Amended and Restated Executive Severance Plan of Moderna, Inc. (the “Severance Plan”), provided that you execute this Agreement on or before May 18, 2022, do not revoke it and comply with its terms, the Company will provide you with the applicable post-employment payments and benefits under the Severance Plan in the event of a “Qualified Termination Event” (as defined in the Severance Plan, subject to its terms and conditions) (collectively, the “Severance Benefits”):

(a)Separation Pay. In accordance with the Severance Plan, the Company shall pay you $700,000, which amount equals twelve (12) months of your current annual base salary, less applicable deductions, and withholdings (the “Separation Pay”). The Company shall pay you the Separation Pay in biweekly installments, beginning on the first regular payroll date following the Effective Date.
(b)COBRA Premium Assistance. If you elect and remain eligible for COBRA through at least twelve (12) months following the Separation Date, and in accordance with the Severance Plan, the Company will provide you through that date the same portion of the COBRA premium that the Company would pay as its share of the cost of coverage as if you were an active employee. However, you will not be entitled to this COBRA subsidy if, before the twelve (12) month anniversary of the Separation Date, you become eligible to be covered under other group health care coverage, through a new employer or otherwise. During this COBRA subsidy period, you will be required to continue paying the employee share of premium payments to secure continued coverage. Thereafter, medical insurance coverage shall be continued only to the extent required by COBRA and only to the extent you timely and directly pay the full premium payments and associated administrative fees.
(c)Non-Competition Modification. The non-competition obligation as set forth in Section 9(c) of the Restrictive Covenants Agreement is waived. All remaining terms and conditions of the Restrictive Covenants Agreement remain unchanged and in effect. You acknowledge and reaffirm your post-employment restrictive covenants in the Restrictive Covenants Agreement, the terms of which are incorporated into this Agreement by reference.
2.General Release of Claims. In consideration for, among other terms, the Severance Benefits, to which you acknowledge and agree that you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities (including, without limitation, direct and indirect parent companies (including, without limitation, Moderna, Inc.), and direct and indirect subsidiaries and direct and indirect affiliates), its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the past, present and future officers, directors, stockholders, members, managers, employees, attorneys, accountants, agents and representatives of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees, to the maximum extent permitted by applicable law. This release includes, without limitation, all Claims: under the United States and North Carolina Constitutions, relating to your employment by and termination of employment with the Company; of wrongful discharge; of breach of contract; of discrimination or retaliation under federal, state, or local law (including, without limitation, Claims of discrimination or retaliation under the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, Massachusetts General Laws ch. 151B, the North Carolina Retaliatory Employment Discrimination Act, the North Carolina Persons with Disabilities Protection Act, the North Carolina Equal Employment Practices Act; under any other federal or state statute; of defamation or other torts; of violation of public policy; for wages, bonuses, incentive compensation, including without limitation Claims under the Massachusetts Overtime Law, the Massachusetts Payment of Wages Law, the Massachusetts Minimum Wage Law; for vacation pay or any other compensation or benefits; for stock, stock options, unit options, units, profit interests, incentive units, restricted stock units or any other equity interests or rights to acquire equity interests in the Company or any other Releasee; for benefits under the Severance Plan, and for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief, and attorney’s fees. You further represent that you have not filed any Claim against the Releasees in any forum, and you agree not to accept damages of any nature, other equitable or legal remedies for your benefit, or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. Notwithstanding the foregoing, this

General Release of Claims does not release: (i) claims that arise after the Revocation Period; and (ii) your rights under this Agreement.
3.Continuing Obligations; Cooperation. You understand and agree that you have had access to information concerning the Company that the Company treats as confidential and the disclosure of which could negatively affect the Company’s interests (collectively, the “Confidential Information”). You agree that you will continue to be bound and will abide by the confidentiality and non-disclosure provisions of the Restrictive Covenants Agreement as well as the terms of any other existing confidentiality agreement, proprietary information agreement, nonsolicitation agreement, nondisclosure agreement, or similar agreement to which you and the Company are a party, which, among other things, prohibit the disclosure of Confidential Information. Without additional compensation, you agree to cooperate reasonably with the Company and Releasees (including its and their outside counsel) in investigating, defending, prosecuting, litigating, filing, initiating, or asserting any actual or potential claims or other matters involving the Company and Releasees to the extent that the Company believes you may have relevant knowledge or information. You agree to make yourself available during and outside of regular business hours for such cooperation; provided that the Company shall not utilize this Section to require you to make yourself available to an extent that would unreasonably interfere with your search for employment or any subsequent employment responsibilities that you may have. You agree to appear without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company calls you as a witness. In connection with fulfilling your obligations under this Section, your pre-approved and reasonable expenses will be reimbursed by the Company, which shall not include any attorneys’ fees except as provided by the Company’s by-laws and/or any applicable liability insurance policies.
4.Return of Company Property. You shall not dispose of any property of the Company including, without limitation, information or documents (including, without limitation, computerized data and any copies made of any computerized data or software) (all of the foregoing are collectively referred to as the “Documents”) without the prior written authorization of the Company. On the Separation Date, you shall return to the Company all property of the Company, including, without limitation, computer equipment, electronic devices, iPads, iPhones, cellular phones and other mobile devices, software, keys and access cards, credit cards, files and any Documents containing information concerning the Company, its business or business relationships (in the latter two cases, actual or prospective). After returning all Documents and property of the Company, you shall delete and purge any duplicates of files or documents that may contain Company information from any non-Company computer or other devices that remain in your possession. In the event that you discover that you continue to retain any such property, you shall return it to the Company or destroy it (in the case of computerized data and software already in the possession of the Company) immediately. For the avoidance of doubt, you may maintain copies of your employee file, to the extent applicable.
5.Non-disparagement. You agree not to make any negative, disparaging, critical, or detrimental statements concerning the Company or any of its affiliates; its or their products or services provided or to be provided; its or their current or former officers, directors, stockholders, employees, managers, or agents; and its or their business affairs or financial condition. You further agree not to take any actions or conduct yourself in any way that would reasonably be expected to affect adversely the reputation or goodwill of the Company or its affiliates; or its or their products or services provided or to be provided; or its or their current or former officers, directors, stockholders, employees, managers, or agents. This non-disparagement obligation shall not in any way affect your obligation to testify truthfully in any legal proceeding.
6.Protected Disclosures. Nothing contained in this Agreement (including, without limitation, the Restrictive Covenants Agreement) limits your ability to file a charge or complaint with any federal, state, or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement limits your ability to communicate with any Government Agency or participate in any investigation or proceeding that may be conducted by any Government Agency, nor does anything contained in this Agreement apply to truthful testimony in litigation. If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action); provided however that nothing in this Agreement limits any right you may have to receive an award for information provided to the Securities and Exchange Commission. Nothing in this Agreement (including, without limitation, the Restrictive Covenants Agreement) is intended to conflict with 18 U.S.C. § 1833(b), which provides that: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”
7.Section 409A.
(a)Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation otherwise subject to the twenty percent (20%) additional tax imposed under Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(b)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods outlined in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions outlined in Treasury Regulation Section 1.409A-1(h).
(d)The parties intend that this Agreement will be administered under Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with, or are exempt from, Section 409A of the Code. Each payment under this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with, or be exempt from, Section 409A of the Code and all related rules and regulations to preserve the payments and benefits provided hereunder without additional cost to either party.
(e)The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
8.Tax Treatment. The Company shall undertake to make deductions, withholdings, and tax reports concerning payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings, and tax reports. Payments under this Agreement are stated in gross amounts and shall be paid in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.
9.Clawback of Severance Benefits. If you, as determined by the Company in its sole discretion: (a) fail to comply with any of your obligations under this Agreement (including your ongoing obligations under the Restrictive Covenants Agreement); (b) threaten any activity which would breach any of your obligations under this Agreement (including your ongoing obligations under the Restrictive Covenants Agreement); and/or (c) are found to have engaged in any wrongdoing and/or are required to pay a fine, penalty or disgorgement in any investigation by Dentsply Sirona (“Dentsply”) or the Securities and Exchange Commission (“SEC”) related to the matters disclosed in the 12b-25 filed by Dentsply on May 10, 2022 (the “Dentsply Disclosure”) or any subsequent related disclosures, then in addition to any other legal or equitable remedies the Company may have, including for damages and equitable relief, the Company shall have the right to terminate or suspend the Severance Benefits and to seek repayment of any and all payments and the value of any benefits made to you or provided for your benefit under this Agreement. Any such consequences of a breach by you will not affect the validity of the General Release of Claims in Section 2 or your continuing obligations under this Agreement.
10.Non-admission. This Agreement shall not be construed as an admission of any liability by the Company or you of any act of wrongdoing. Each of the Company and you specifically disclaims that the Company or any of its representatives has engaged in any wrongdoing or has taken any action that would be the basis for any finding of liability.
11.Legally Binding. Once effective, this Agreement is a legally binding document and your signature will commit you to its terms. You are advised to consult with an attorney before signing this Agreement. You acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are voluntarily entering into this Agreement. If the General Release of Claims in Section 2 above is found to be invalid or unenforceable in whole or in part, the Company will have the option in its sole discretion either to sever the invalid or unenforceable portion and enforce the rest of the Agreement or to cancel the entire agreement. In the event the Company exercises such option to cancel the entire Agreement, the Agreement shall be null and void and none of the Severance Benefits outlined in Section 1 shall be owing, paid, or provided, and if such amounts or benefits have been paid or provided, you shall repay to the Company the total gross amount or value of any such benefits already paid or provided, and the total gross amount of the amounts otherwise being waived in Section 1.
12.Absence of Reliance. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

13.Enforceability. Except for the General Release of Claims in Section 2 above, if any provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement or of the Restrictive Covenants Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
14.Waiver; Amendment. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.
15.Forum; Equitable Relief.
(a)You and the Company agree that the federal courts in North Carolina shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim for violation of this Agreement. With respect to any such court action, you (i) submit to the jurisdiction of such courts, (ii) consent to service of process, and (iii) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or venue.
(b)    You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of your promises outlined in this Agreement and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, you agree that if you breach, or propose to breach, any portion of your obligations under this Agreement, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond.
16.Governing Law; Construction of Agreement. This Agreement shall be construed and governed under the substantive laws of the State of North Carolina, without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdictions other than those of the State of North Carolina. The parties acknowledge and agree that this Agreement shall not be construed more strictly against one party than another party merely because it, or any part of it, may have been prepared by counsel for one of the parties. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications. References to statutes shall include all associated regulations and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending, or replacing the statute or regulation.
17.Entire Agreement. This Agreement constitutes the entire agreement between you and the Company and supersedes any previous agreements or understandings between you and the Company, including that certain offer letter by and between the Company and you dated April 6, 2022, provided however that Restrictive Covenants Agreement (as modified by this Agreement) shall remain in full force and effect.
18.Time for Consideration; Effective Date. You understand and acknowledge that you have been given the opportunity to consider this Agreement for at least 7 calendar days before signing it (the “Consideration

Period”). Any changes to this Agreement, material or otherwise, will not restart the running of the Consideration Period. You acknowledge that you have knowingly and voluntarily entered into this Agreement without any duress or undue influence by the Company or any of the Released Parties. You acknowledge that your release of Claims is knowing and voluntary. To accept this Agreement, you must return a signed, unmodified original or PDF copy of this Agreement so that it is received by the undersigned at or before the expiration of the Consideration Period. If you sign this Agreement before the end of the Consideration Period, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period. You have seven (7) business days following your execution of this Agreement to revoke the Agreement by written notice to the undersigned (such seven (7) business day period, the “Revocation Period”). For such revocation to be effective, it must be delivered so that it is received by the Company at or before the expiration of the Revocation Period. This Agreement shall not become effective or enforceable during the Revocation Period. This Agreement shall become effective as of the first day after the expiration of the Revocation Period, provided that the Company has also executed this Agreement by that date (the “Effective Date”). For the avoidance of doubt, if you do not enter into this Agreement, your employment will end but you will not be entitled to any of the Severance Benefits outlined in this Agreement.
19.Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original and all of which shall constitute one agreement. The signature of each party may be delivered by scanned image (e.g., .pdf or .tiff file extension name) as an attachment to electronic mail (e-mail), and such scanned signature shall be treated in all respects as having the same effect as an original inked signature.
Please indicate your agreement by signing below and returning this Agreement to me on or before May 18, 2022.
Very truly yours,
/s/ Tracey Franklin
Tracey Franklin
Chief Human Resources Officer

Agreed to and accepted by:

Jorge Gomez

/s/ Jorge Gomez
Signature

5-13-22
Date